EXHIBIT 10.1 - SELLING SHAREHOLDER'S AGREEMENT


                                                                [EXECUTION COPY]


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                         SELLING SHAREHOLDER'S AGREEMENT



                         dated as of September 24, 1997



                                 by and between



                                    VIAD CORP



                                       and



                                 GARY A. DACHIS


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                                TABLE OF CONTENTS

                                   ARTICLE I.
                             ESCROW OF DACHIS SHARES

Section 1.1. Escrow of Dachis Shares..........................................1

                                   ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF DACHIS

Section 2.1. Authority........................................................2
Section 2.2. Accuracy of Company's Representations............................2
Section 2.3. Company Stock....................................................2
Section 2.4. Subsidiaries.....................................................3
Section 2.5. Authority; Non-Contravention; Approvals..........................3
Section 2.6. Reports and Financial Statements.................................4
Section 2.7. Absence of Undisclosed Liabilities...............................4
Section 2.8. Absence of Certain Changes or Events.............................5
Section 2.9. Litigation.......................................................5
Section 2.10. Accuracy of Proxy Statement.....................................5
Section 2.11. No Violation of Law.............................................5
Section 2.12. Compliance with Organizational Document.........................5
Section 2.13. State Takeover Statutes.........................................6
Section 2.14. Vote Required...................................................6
Section 2.15. Intellectual Property...........................................6
Section 2.16. Validity of Contracts...........................................6
Section 2.17. Customers and Suppliers.........................................8
Section 2.18. Indebtedness To and From Officers, Directors and Others.........8
Section 2.19. Licenses and Permits............................................9
Section 2.20. Taxes and Returns...............................................9
Section 2.21. ERISA Related Matters..........................................10
Section 2.22. Labor and Employment Matters...................................12
Section 2.23. Tax Free Structure.............................................13
Section 2.24. No Breach......................................................13
Section 2.25. Un-bank Agreements.............................................13
Section 2.26. No Undisclosed Liabilities.....................................13
Section 2.27. Absence of Other Claims........................................13
Section 2.28. No Violations of Environmental Law.............................13
Section 2.29. No Tax Liabilities.............................................13
Section 2.30. No Criminal Conduct............................................14
Section 2.31. No Violations of Other Agreement...............................14
Section 2.32. No Vendor Liabilities..........................................14
Section 2.33. Advisors and Investment Bankers................................14
Section 2.34. Complete Disclosure............................................14
Section 2.35. Complete Performance...........................................14

                                  ARTICLE III.
                               CERTAIN AGREEMENTS

Section 3.1. Agreement to Cooperate..........................................14
Section 3.2. Confidentiality.................................................15
Section 3.3. Tax Treatment...................................................15
Section 3.4. Pooling.........................................................15
Section 3.5. Affiliates Agreements...........................................15
Section 3.6. Comply With Merger Agreement....................................15
Section 3.7. Delivery of Certificate of Adequate Documentation...............15
Section 3.8. Continuation of Indemnities:  No Circular Indemnities...........16

                                   ARTICLE IV.
                        TERMINATION, AMENDMENT AND WAIVER

Section 4.1. Termination.....................................................16
Section 4.2. Effect of Termination or Abandonment............................16

                                   ARTICLE V.
                                 INDEMNIFICATION

Section 5.1. Indemnification.................................................17
Section 5.2. Participation in Litigation.....................................17
Section 5.3. Claims Procedure................................................17
Section 5.4. Payment of Indemnified Losses...................................18
Section 5.5. Limitations on Indemnity........................................18
Section 5.6. Special Indemnification.........................................18
Section 5.7. Manner of Payment...............................................19

                                   ARTICLE VI.
                               DISPUTE RESOLUTION

Section 6.1. Representatives.................................................20
Section 6.2. Mediation.......................................................20
Section 6.3. Arbitration.....................................................20

                                  ARTICLE VII.
                               GENERAL PROVISIONS

Section 7.1. Definitions.....................................................22
Section 7.2. Amendment and Modification......................................22
Section 7.3. Waiver..........................................................22
Section 7.4. Survival........................................................22
Section 7.5. Notices.........................................................22
Section 7.6. Binding Effect; Assignment......................................24
Section 7.7. Expenses........................................................24
Section 7.8. Governing Law...................................................24
Section 7.9. Interpretation..................................................24
Section 7.10. Entire Agreement...............................................24

Section 7.11. Severability...................................................24
Section 7.12. Specific Performance...........................................25
Section 7.13. Disclosure Schedules...........................................25
Section 7.14. Counterparts...................................................25
Section 7.15. Parties in Interest............................................25

EXHIBIT A  FORM OF ESCROW AGREEMENT..........................................27

                         SELLING SHAREHOLDER'S AGREEMENT

                  This SELLING SHAREHOLDER'S AGREEMENT, dated as of September 24, 1997 (this "Agreement"), is by and between VIAD CORP, a Delaware corporation ("Parent") and Gary A. Dachis, a significant shareholder of GAME FINANCIAL CORPORATION, a Minnesota corporation ("Company") (together with his successors and assigns, "Dachis"), solely in his capacity as a shareholder and not in his capacity as an officer or director of the Company.

                                    RECITALS:

                  WHEREAS, the respective Boards of Directors of Parent and the Company have approved the merger ("Merger") of Game Acquisition Corp., a Minnesota corporation ("Acquisition Sub") with and into the Company pursuant to the terms and conditions set forth in the Agreement and Plan of Merger dated as of the date hereof, by and among Parent, Acquisition Sub and the Company ("Merger Agreement"); and

                  WHEREAS, as a condition and inducement to Parent and Acquisition Sub entering into the Merger Agreement, concurrently with the execution and delivery of this Agreement, Dachis has agreed to enter into this Agreement and has agreed to and will enter into the Escrow Agreement, in substantially the form set forth in Exhibit A or another form reasonably satisfactory to each of the parties thereto ("Escrow Agreement"), by and among Parent, Dachis and the Escrow Agent (as defined therein) on or before the Closing Date (as defined in the Merger Agreement).

                                   AGREEMENT:

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, Parent and Dachis, intending to be legally bound hereby, agree as follows (capitalized terms used herein without definition shall have the meanings set forth in the Merger Agreement or, if not defined therein, the Escrow Agreement):

                                   ARTICLE I.

                             ESCROW OF DACHIS SHARES

         Section 1.1. Escrow of Dachis Shares. Pursuant to the terms of Section
3.6 of the Merger Agreement, and as security for the representations, warranties, covenants, indemnities and other obligations of Dachis to the Parent or the Surviving Corporation, at the Effective Time, Certificates that would otherwise have been issued to Dachis in the Merger pursuant to Section 3.1 of the Merger Agreement representing Parent Common Stock having an aggregate value (based upon the Viad Price) equal to the sum of the Maximum Indemnification Amount (as defined in Section 5.5(b)), and the Software Fee (as defined in
Section 5.6) shall be deposited with and held in escrow by the Escrow Agent (the "Escrowed Shares"). All Escrowed Shares, together with the proceeds from the sale of any Escrowed Shares and any interest accrued from such proceeds from the Closing Date until its distribution in accordance with the terms of the Escrow Agreement, shall be payable into and held in escrow pursuant to the terms of the Escrow Agreement ("Escrowed Consideration"). Dachis may exercise any voting rights that he may have with respect to the Escrowed Shares during the Escrow Term and all dividends or other distributions (and interest accrued thereon) payable with respect to the Escrowed Shares while such Escrowed Shares are held in escrow during the Escrow Term shall be payable to Dachis.

                                   ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF DACHIS

         Dachis represents and warrants to Parent and Surviving Corporation as follows:

         Section 2.1. Authority. Dachis has the requisite capacity, power and authority to enter into his Employment Agreement with the Company, the Irrevocable Proxy Agreement, the Escrow Agreement, the Affiliate Agreement and this Agreement and to consummate the transactions contemplated hereby and thereby. The Employment Agreement, the Irrevocable Proxy Agreement, the Escrow Agreement, the Affiliate Agreement and this Agreement have each been duly and validly executed and delivered by Dachis and, assuming the due authorization, execution and delivery of such agreements by Parent and Company, if applicable, constitute valid and legally binding agreements of Dachis enforceable against him in accordance with their respective terms, except to the extent that enforcement may be limited by the laws of bankruptcy or insolvency, or laws relating to creditor's rights generally.

         Section 2.2. Accuracy of Company's Representations. To the best knowledge of Dachis, the representations and warranties of the Company contained in the Merger Agreement are true and correct in all material respects on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated or permitted by this Agreement and except those which in the aggregate would not have a Company Material Adverse Effect or Parent Adverse Impact.

         Section 2.3. Company Stock. (a) The Company has 10,000,000 authorized shares of Common Stock, of which 4,522,522 shares are outstanding as of August 31, 1997, all of which are or shall be validly issued and are fully paid, nonassessable and free of preemptive rights and 1,000,000 shares of Preferred Stock, none of which have been issued or are outstanding. Except as set forth in
Section 4.2 of the Company Disclosure Schedule, as of the date hereof and as of the Closing Date, there are no outstanding stock appreciation rights, subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, or arrangements, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating the Company to issue, deliver, sell or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment except pursuant to this Agreement. Except as set forth in the Stock Option Agreement or set forth in
Section 4.2 of the Company Disclosure Schedule, there are no commitments, understandings, restrictions or arrangements obligating the Company to purchase, redeem or acquire, or register under any securities law any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe to any shares of capital stock of the Company.

                  (b) Except as set forth in Section 4.2 of the Company Disclosure Schedule, and except for any obligations in connection with this Agreement, there are not as of the date hereof and there will not be at the Closing Date, any stockholder agreement, voting trust or other agreements or understandings to which the Company or any of the Significant Shareholders of the Company are a party or to which any of them is bound relating directly or indirectly to any Company Common Stock or other capital stock. Except as stated in Section 4.2 of the Company Disclosure Schedule, there has not been, and there will not have been on the Closing Date, any change in the equity interest of the Common Stock or other capital stock of the Company since June 30, 1994. For purposes of this subsection, "any change in the equity interest of the Common Stock or other capital stock of the Company" includes but is not limited to: distributions to shareholders of any dividends; additional issuances, exchanges or retirements of stock;

reacquisition of shares (treasury shares); grants, exercises, or cancellation of stock options; outstanding warrants; and spin-offs.

         Section 2.4. Subsidiaries. Each Subsidiary of the Company is set forth in Section 4.3 of the Disclosure Schedule, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company has never had a Subsidiary that is not listed in
Section 4.3 of the Company Disclosure Schedule as a Subsidiary of the Company. Except as set forth in Section 4.3 of the Company Disclosure Schedule, each of such Subsidiaries is qualified to do business, and is in good standing in the State(s) set forth in Section 4.2 of the Company Disclosure Schedule, and without limiting the foregoing, to the best knowledge of Dachis, is qualified to do business with the Native American Tribes set forth in Section 4.3 of the Company Disclosure Schedule. Any such Subsidiary does not lease or operate properties or otherwise conduct business in any other State or to the best knowledge of Dachis, with any Native American Tribe. Except as set forth in
Section 4.3 of the Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. Each then existing Subsidiary of the Company is listed in Exhibit 21 to the Company 10-KSB. As of the date hereof and as of the Closing Date, there are no outstanding stock appreciation rights, subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights affecting any shares of capital stock of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. Section 4.3 of the Company's Disclosure Schedule sets forth a complete list of all corporations, partnerships, joint ventures and other business entities in which the Company or any of its Subsidiaries directly or indirectly owns an interest and such Subsidiaries' direct and indirect share, partnership or other ownership interest of each such entity.

         Section 2.5. Authority; Non-Contravention; Approvals. (a) The Company has full corporate power and authority to enter into the Merger Agreement and the Stock Option Agreement and subject to Company Stockholders' Approval and the Company Required Approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance of the Merger Agreement and the Stock Option Agreement and the consummation by the Company of the transactions contemplated thereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of the Merger Agreement and the Stock Option Agreement and the consummation by the Company of the transactions contemplated hereby, except for receipt of the Company Stockholders' Approval and the obtaining of the Company Required Approvals. The Merger Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Acquisition Sub, constitute valid and legally binding agreements of the Company enforceable against it in accordance with their respective terms, except to the extent that enforcement may be limited by the laws of bankruptcy or insolvency, or laws relating to creditors' remedies generally.

                  (b) Except as set forth in Section 4.4 of the Company's Disclosure Schedule, the execution and delivery of the Merger Agreement and the Stock Option Agreement by the Company does not, and the consummation by the Company of the transactions contemplated thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or By-Laws of the Company or any of its Subsidiaries, (ii) subject to obtaining the Company Required Approvals and the receipt of the Company Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (other than a Native American Authority), or to the best knowledge of Dachis, any Native American Authority, applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have or may have a Company Material Adverse Effect or Parent Adverse Impact.

                  (c) Except for the Company Required Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority (other than a Native American Authority), or, to the best knowledge of Dachis, any Native American Authority, is necessary for the execution and delivery of the Merger Agreement and the Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such declarations, filings, registrations, notices, authorizations, consents or approvals the failure of which to make or obtain, as the case may be, will not, in the aggregate, have or may have a Company Material Adverse Effect or a Parent Adverse Impact.

         Section 2.6. Reports and Financial Statements. Since December 31, 1992, the Company and each of its Subsidiaries have filed all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them under each of the Securities Act, the Exchange Act, applicable laws and regulations of the Company's and its Subsidiaries' jurisdictions of incorporation and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has delivered to Parent true and complete copies of its Company SEC Reports, and the Recent Company Financial Statements and will deliver copies of all Company Reports filed after the date hereof but before the Closing Date. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Financial Statements fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto), subject, in the case of the unaudited interim financial statements, to normal year end and audit adjustments and any other adjustments described therein.

         Section 2.7. Absence of Undisclosed Liabilities. Except as set forth in
Section 4.6 of the Company's Disclosure Schedule or in the Recent Company Reports, neither the Company nor any of its Subsidiaries had at December 31, 1996, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are accrued or reserved against in the Recent Company Financial Statements or reflected in the notes thereto or (b) which were incurred after December 31, 1996, and were incurred in the ordinary course of business and consistent with past practices and, in either case, except for any such liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Company Material Adverse Effect or Parent Adverse Impact, (ii) have been discharged or paid in full prior to the date hereof; or (iii) would not be required to be disclosed in the Company Financial Statements or the notes thereto.

         Section 2.8. Absence of Certain Changes or Events. Except as set forth in Section 4.7 of the Company's Disclosure Schedule or in the Recent Company Reports, since December 31, 1996, there has not been any material adverse change in the business, financial condition or the results of operations of the Company and its Subsidiaries, taken as a whole that would result in a Company Material Adverse Effect or Parent Adverse Impact and the Company and its Subsidiaries have in all material respects conducted their respective businesses in the ordinary course consistent with past practice.

         Section 2.9. Litigation. Except as disclosed in the Recent Company Reports, the Recent Company Financial Statements, or Section 4.8 of the Company's Disclosure Schedule, (a) there are no claims, suits, actions or proceedings pending or, to the knowledge of Dachis, threatened, nor to the knowledge of Dachis are there any investigations or reviews pending or threatened, against, relating to or affecting the Company or any of its Subsidiaries, which, if adversely determined, is reasonably likely to have a Company Material Adverse Effect; (b) there have not been any developments since December 31, 1996 with respect to such claims, suits, actions, proceedings, investigations or reviews which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect; and (c) except as contemplated by the Company Required Approvals, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or is reasonably likely to have a Company Material Adverse Effect or Parent Adverse Impact.

         Section 2.10. Accuracy of Proxy Statement. The Proxy Statement which shall be included in the Registration Statement will not at the time of the mailing of the Proxy Statement and any amendment or supplement thereto (unless the same is corrected prior to the Company Stockholders' Meeting), and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement or any amendment or supplement thereto or any earlier communication to stockholders of the Company with respect to the transactions contemplated by this Agreement. The Proxy Statement will comply as to form in all material respects with all Applicable Laws, including the provisions of the Exchange Act. Notwithstanding the foregoing, no representation is made by Dachis with respect to information supplied by Parent or Acquisition Sub or their representatives specifically for inclusion in the Proxy Statement.

         Section 2.11. No Violation of Law. Except as set forth in Section 4.10 of the Company's Disclosure Schedule or the Recent Company Reports, neither the Company nor any of its Subsidiaries has violated, is in violation of, or, to the knowledge of Dachis, is under investigation with respect to or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment of any Governmental Authority, except for (a) any violations which in the aggregate would not have a Company Material Adverse Effect or Parent Adverse Impact and (b) subject to Section 2.19, any violations which arise solely from the failure by the Company or any of its Subsidiaries to obtain Company Approvals from any Native American Authority.

         Section 2.12. Compliance with Organizational Document. Except as disclosed in the Recent Company Reports, the Recent Company Financial Statements or Section 4.11 of the Company's Disclosure Schedule, to the knowledge of Dachis, the Company and each of its Subsidiaries have not violated, are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party (or both), could result in a default under the respective charters or By-laws of the Company or any of its Subsidiaries.

         Section 2.13. State Takeover Statutes. The Board of Directors of the Company has approved the Merger and any related transactions and the provisions of MCL ss. 302A.671 will not prevent, and the provisions of MCL 302A.673 will not impair, impede or prevent, any transaction contemplated hereby, including the granting of the irrevocable proxy contemplated by the Irrevocable Proxy Agreement.

         Section 2.14. Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger or the other transactions contemplated herein.

         Section 2.15. Intellectual Property. Set forth on Section 4.14 of the Company Disclosure Schedule is a complete list of the Intellectual Property. Except as set forth in Section 4.14 of the Company Disclosure Schedule:

                  (a) The Company or its Subsidiaries are the sole and exclusive owner of, or has the unrestricted right to use, any and all Intellectual Property, and all items of Intellectual Property are valid and subsisting and
Section 4.14 of the Company Disclosure Schedule identifies the owner, licensor and licensee of each item of Intellectual Property, as applicable;

                  (b) The conduct of the business and operations of the Company and its Subsidiaries and the ownership, manufacture, purchase, sale, licensing, use and performance of the products or services of the Company and its Subsidiaries do not contravene, conflict with, violate or infringe upon any patent, trademark, service mark, copyright or other intellectual property right of a third party and no proprietary information or trade secret has been misappropriated by the Company or any of its Subsidiaries from any third party. In addition, the use, licensing or sale by or to the Company as its Subsidiaries of any of the Intellectual Property does not require the acquiescence, agreement or consent of any third party;

                  (c) To Dachis' knowledge, the Intellectual Property, and the Company's products and services are not subject to a challenge or claim of infringement, interference or unfair competition or other claim and the Intellectual Property, is not being infringed upon or violated by any third party;

                  (d) With respect to any software included in the Intellectual Property, there is no Year 2000 Problem, and the software will create, store and generate output data related to or including dates on or after January 1, 2000, without errors or omissions;

                  (e) Each item of software owned, used or licensed by the Company and its Subsidiaries is fully operative, sufficiently developed and is currently capable of performing its intended application(s) as described in
Section 4.14 of the Company Disclosure Schedule; and

                  (f) The Intellectual Property is sufficient, fit and adequate for the reasonably anticipated or intended future business and operations of the Company and its Subsidiaries.

         Section 2.16. Validity of Contracts. (a) Except for contracts, leases, commitments, plans, agreements and licenses, together with all amendments thereto, listed in Section 4.15(a) of the Company Disclosure Schedule (complete and accurate copies of which have been delivered to Parent) and the agreements entered into in connection with the Merger, the Company and its Subsidiaries are neither a party to nor subject to:

                           (i) any plan or contract providing for bonuses, pensions, options, stock purchases, profit sharing, severance or termination pay, collective bargaining or the like, or any contract or agreement with any labor union;

                           (ii) any employment contract or contract for services which requires the payment of $30,000 or more annually or which is not terminable within 30 days by the Company or any of its Subsidiaries without liability for any penalty or severance payment other than pursuant to the Company's severance policies existing on the date hereof;

                           (iii) any contract or agreement for the purchase of any commodity, material or equipment except purchase orders in the ordinary course for less than $50,000 each;

                           (iv) any other contracts or agreements creating any obligation of the Company or its Subsidiaries of $50,000 or more with respect to any such contract;

                           (v) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                           (vi) any contract or agreement which by its terms does not terminate or is not terminable by the Company or its Subsidiaries or any successor or assign within six months after the date hereof without payment of a penalty of $50,000 or more;

                           (vii) any contract or agreement for the sale or lease of its products or services not made in the ordinary course of business;

                           (viii) any contract with any sales agent or distributor of products or services of the Company or any subsidiary;

                           (ix) any contract containing covenants limiting the freedom of the Company or its Subsidiary to compete in any line of business or with any person or entity;

                           (x) any contract or agreement for the purchase of any fixed asset for a price in excess of $50,000 whether or not such purchase is in the ordinary course of business;

                           (xi) any license agreement (as licensor or licensee);

                           (xii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

                           (xiii) any contract or agreement with any officer, employee, director or stockholder of the Company or any Subsidiary or with any persons or organizations controlled by or affiliated with any of them;

                           (xiv) any partnership, joint venture, or other similar contract, arrangement or agreement;

                           (xv) any registration rights agreements, warrants, warrant agreements or other rights to subscribe for securities, any voting agreements, voting trusts, shareholder agreements or other similar arrangements or any stock purchase or repurchase agreements or stock restriction agreements; or

                           (xvi) any other contract, written or oral, not described in subsections (i) - (xv) which is material to the business or operations of the Company.

                  (b) All Contracts are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and its Subsidiaries and the other parties thereto, enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by the laws of bankruptcy or insolvency or other laws relating to creditors' remedies generally. Neither the Company, its Subsidiaries, nor any other party to any Contract of the Company or a Subsidiary, is in default in complying with any provisions thereof, and no condition or event or facts exists which, with notice, lapse of time or both would constitute a default thereof on the part of either of the Company, or any Subsidiary or on the part of any other party thereto in any such case that could have a Company Material Adverse Effect.

                  (c) Except as disclosed in Section 4.15(c) of the Company Disclosure Schedule, no Contract with a customer or supplier of the Company or its Subsidiaries provides, by its terms, for or permits the customer to terminate the Contract at will, for convenience, without cause, or upon a change of the ownership or control of the Company.

                  (d) Except as disclosed in Section 4.15(d) of the Company Disclosure Schedule, no consent of any party to a Contract that is not a Native American Tribe is required in connection with the consummation of the transactions contemplated herein and in the Merger Agreement.

                  (e) With respect to any Contracts to which a Native American Tribe is a party, to the best knowledge of Dachis, except as disclosed in
Section 4.15(e) of the Company Disclosure Schedule, no consent of any Native American Tribe is required for the consummation of the transactions contemplated herein and in the Merger Agreement.

         Section 2.17. Customers and Suppliers. Section 4.16 of the Company Disclosure Schedule sets forth a true, complete and correct list of all customers from which the Company has received revenues of over $100,000 and the 10 largest suppliers of the Company and its Subsidiaries by volume of purchases, for each of the years ended December 31, 1994, 1995 and 1996 and for the six month period ended June 30, 1997. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the Company and its Subsidiaries have not received any indication from any material supplier of the Company or any of its Subsidiaries to the effect that, and has no reason to believe that, such supplier will stop, or materially decrease the rate of, supplying materials, products or services to the Company or its Subsidiaries. Except as set forth in
Section 4.16 of the Company Disclosure Schedule, the Company and its Subsidiaries have not received any indication from any material customer of the Company or its Subsidiaries to the effect that, and has no reason to believe that, such customer will stop, or materially decrease the use of the services of the Company or any of its Subsidiaries.

         Section 2.18. Indebtedness To and From Officers, Directors and Others. Except as set forth in Section 4.17 of the Company Disclosure Schedule, (a) the Company and its Subsidiaries are not indebted to any shareholder, director, officer, employee or agent of the Company and its Subsidiaries except for amounts due as normal salaries, wages, overtime payments, employee benefits and bonuses and in reimbursement of ordinary expenses on a basis consistent with the past practices of the Company and (b) no shareholder, director, officer, employee or agent of the Company or any of its Subsidiaries is indebted to the Company or any of its Subsidiaries except for advances for ordinary business expenses on a basis consistent with the past practices of the Company.

         Section 2.19. Licenses and Permits. Section 4.18 of the Company Disclosure Schedule lists all Company Approvals required from any Governmental Authority (other than a Native American Authority) and to the best knowledge of Dachis, any Native American Authority in order for the Company and its Subsidiaries to conduct its business. The Company has obtained all Company Approvals (other than from Native American Authorities), which are valid and in full force and effect, and to the best knowledge of Dachis, the Company has obtained all Company Approvals from Native American Authorities and to the Company's knowledge, such approvals are in full force and effect, except where the lack of such Company Approvals would not have a Company Material Adverse Effect or Parent Adverse Impact. Except as disclosed in Section 4.18 of the Company Disclosure Schedule, none of the Company Approvals is subject to termination by their express terms as a result of the execution of this Agreement by the Company or the consummation of the Merger. No further Company Approvals (other than from Native American Authorities) and, to the best knowledge of Dachis, no further Company Approvals from any Native American Authority will be required in order to continue to conduct the business currently conducted by the Company subsequent to the Closing, except where the termination of such Company Approvals or the lack of such further Company Approvals would not have a Company Material Adverse Effect. Except as disclosed in Section 4.18 of the Company Disclosure Schedule or in any other schedule thereto, neither the Company nor any of its Subsidiaries is subject to nor bound by any agreement, judgment, decree or order which may have a Company Material Adverse Effect or Parent Adverse Impact.

         Section 2.20. Taxes and Returns. (a) Except as disclosed in Section 4.19(a) of the Company Disclosure Schedule, each Taxpayer has timely filed, or caused to be timely filed all Tax Returns required to be filed and all such returns were complete and accurate in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, there are no claims or assessments pending against any Taxpayer for any alleged deficiency in any Tax, and no Taxpayer has been notified in writing of any proposed Tax liens, claims or assessments against any Taxpayer (other than in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith). Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, no Taxpayer has any waivers or extensions of any applicable statute of limitations to assess any Taxes in excess of $10,000. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, there are no outstanding requests by any Taxpayer for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return.

                  (b) To the best knowledge of Dachis, there are no liens for material amounts of Taxes on the assets of the Company or any of its Subsidiaries except for statutory liens for current Taxes not yet due and payable.

                  (c) Other than as set forth on Section 4.19(c) of the Company Disclosure Schedule, there have been no audits and there are no ongoing audits of any Tax Returns or reports of any Tax filed by Taxpayer. There is set forth on Section 4.19(c) of the Company Disclosure Schedule a brief description of the status of all prior audits, all ongoing audits and all notifications of audits for any Taxpayer, and except as otherwise disclosed on such Section 4.19(c) of the Company Disclosure Schedule all deficiencies resulting from such audits have either been paid or adequately provided for in the Company Financial Statements.

                  (d) Section 4.19(d) of the Company Disclosure Schedule sets forth all elections made by Taxpayer in the past five years that remain in effect for any Taxpayer with respect to Taxes. Except as set forth on Section 4.19(d) of the Company Disclosure Schedule, there are no ongoing audit adjustments of Taxes that will affect taxable periods subsequent to the audit.

                  (e) Except as set forth in Section 4.19(e) of the Company Disclosure Schedule, (i) there has not been made with respect to any Taxpayer, or any property held by any Taxpayer, any consent under Section 341 of the Code (or any corresponding provisions of state, local or foreign income Tax Law),
(ii) no property of any Taxpayer is "tax exempt use property" within the meaning of Section 168(h) of the Code, and (iii) no Taxpayer is a party to any lease made pursuant to former Section 168(f)(8) of the Code.

                  (f) Except as set forth in Section 4.19(f) of the Company Disclosure Schedule, no Taxpayer is party to any Tax sharing agreement or any other agreement with respect to Taxes.

                  (g) Except as disclosed in Section 4.19(g) of the Company Disclosure Schedule, the charges, accruals and reserves on the books of the Company with respect to Taxes due and payable after the Closing Date have been presented in accordance with GAAP consistently applied.

                  (h) Except as set forth in Section 4.19(h) of the Company Disclosure Schedule, no Taxpayer is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

         Section 2.21. ERISA Related Matters. (a) Section 4.20 of the Company Disclosure Schedule sets forth a complete list of all Plans of the Company and its Subsidiaries.

                  (b) The Company has delivered to Parent true, complete and correct copies, together with all amendments thereto, of (i) each Plan (other than certain union Plans listed in Section 4.20(b) of the Company Disclosure Schedule which cannot be obtained upon reasonable effort or, in the case of any unwritten Plans, descriptions thereof), (ii) the three most recent annual reports on Form 5500 filed with the IRS with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such a summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Plan; (v) reasonable evidence of adoption for each Plan; and (vi) a complete copy of each IRS determination letter for each Plan for which such a letter was obtained. Neither the Company nor any corporation or trade or business (whether or not incorporated) which would be or was treated as a member of Controlled Group, is now sponsoring or contributing to or ever has sponsored or contributed to, prior to the Closing Date, any Plan subject to Title IV of ERISA.

                  (c) Except as set forth in Section 4.20 of the Company Disclosure Schedule, there exists no liability in connection with any Plan that has been terminated and all procedures for termination of such plans have been properly followed.

                  (d) Neither the Company nor any of its Subsidiaries or any of the Plans, or any trust created thereunder, or any trustee or administrator thereof, or any other "disqualified person" within the meaning of Section 4975(e)(2) of the Code, has engaged in a transaction in connection with which the Company or any such Subsidiaries or any trustee or administrator of the Plans or any such trust, or any other such "disqualified person," could be subject to either a liability or civil penalty assessed pursuant to Sections 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Section 4975 through 4980 of the Code.

                  (e) Except as described in Section 4.20(c) of the Company Disclosure Schedule, each of the Plans and any trust created thereunder has been operated and administered in accordance with its terms and in compliance with Applicable Laws, including but not limited to ERISA and the Code. There are no pending or threatened claims, action, audits, or examinations with respect to any of the Plans and any trust created thereunder by any Governmental Authority. There are no pending or threatened claims with respect to any of the Plans and any trust created thereunder, by any employee or former employee that participated in, currently participates in, or is or was eligible to participate in, or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                  (f) All contributions required to be made to each Plan have been timely made or accrued for on the Company Financial Statements. All account allocations required to have been made under each Plan and Applicable Law have been made.

                  (g) None of the Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans. No contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under
Section 302(f) of ERISA.

                  (h) With respect to any Plan that provides welfare benefits as defined in Section 419(e) of the Code, except as disclosed in Section 4.20 of the Company Disclosure Schedule, no such Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code.

                  (i) With respect to any "welfare plan" (as defined in Section 3(1) of ERISA) which qualifies as a "group health plan" under Section 607(1) of ERISA and Section 4980B of the Code and related regulations (relating to the benefit continuation rights imposed by COBRA), the Company, and each of its Subsidiaries, such group health plan and the administrator of such group health plan have all complied, in all material respects, with all reporting, disclosure, notice, election and other benefit requirements imposed under COBRA, as and when applicable; and the Company has not incurred any direct or indirect liability, nor is the Company subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction arising on account of or in respect of any direct or indirect failure to comply with such COBRA requirements.

                  (j) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or its Subsidiaries as of the Closing Date that has not been either paid or reasonably estimated and reserved for in accordance with GAAP consistently applied.

                  (k) Except as otherwise set forth in Section 4.20(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company under any Plan, (B) increase any benefits otherwise payable under any Plan, or (C) result in the acceleration of the time of payment or vesting of any such benefits.

                  (l) The Company has not announced any plan or made any legally binding commitment to create additional benefits which are intended to cover employees or former employees of the Company or to make any amendment or modifications to any Plan that covers or has covered or is available to the Company employees or former employees other than as set forth in Section 4.20(l) of the

Company Disclosure Schedule or as required by Applicable Law. No payment under any Plan will not be deductible by the Company by reason of failure to comply with any provisions of the Code.

                  (m) The Company does not, nor has it ever contributed to or participated in any Multiemployer Plan as defined in Section 3(37) of ERISA.

         Section 2.22. Labor and Employment Matters. (a) Except as set forth in
Section 4.21(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in and has not engaged in any unfair labor practice as defined under Applicable Laws.

                  (b) The Company and its Subsidiaries are not delinquent or in arrears in payments to any of their respective employees or agents for any wages, salaries, commission, overtime payments, bonuses or other direct compensation for any services performed by them or benefits required to be provided or amounts required to be reimbursed to such officers, directors, employees or agents.

                  (c) Except as set forth in Schedule 4.21(c), if the employment of any such officers, directors, employees or agents terminates for any reason, neither Company, Parent, Acquisition Sub nor the Surviving Corporation will, pursuant to any agreement in effect, or by reason of any act or omission by Company or any subsidiary before the Effective Time, be liable to any of such officers, directors, employees or agents for so-called "severance pay" or any other payments, benefits or damages.

                  (d) Except as set forth in Section 4.21(d) of the Company Disclosure Schedule, there is no material controversy pending or, to the knowledge of Dachis, threatened between Company and its Subsidiaries, on the one hand and any of its employees or consultants or former employees or consultants, on the other hand.

                  (e) Company and its Subsidiaries (i) have never been and are not now subject to a union organizing effort, (ii) are not subject to any collective bargaining agreement with respect to any of their respective employees, and (iii) are not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization. Company and its Subsidiaries have good labor relations, and have no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a Company Adverse Effect on such labor relations, and has no knowledge that any of their key employees intends to leave their employ.

                  (f) Except as set forth in Schedule 4.21(f), Company and its Subsidiaries have no employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). To the knowledge of Dachis, no employee of Company and its Subsidiaries is in violation of any term of any employment contract, patent disclosure statement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed thereby, or to use proprietary information of others, and the employment of such employees does not subject Company and its Subsidiaries to any claim by any other Person.

                  (g) A list of all employees, officers and consultants of Company and its Subsidiaries and their current compensation is set forth on
Section 4.21(g) of the Company Disclosure Schedule. Such list also describes any vested benefits, including, without limitation, vacation or sick pay, which each Person on such list is entitled to receive from Company.

         Section 2.23. Tax Free Structure. To the knowledge of Dachis (a) the Merger, together with the other transactions contemplated under this Agreement, shall qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(B) of the Code, and (b) each of the Company and Dachis has not taken any action, or failed to take any action that would make the Merger ineligible as a tax-free reorganization.

         Section 2.24. No Breach. The Company and its Subsidiaries are not in breach of any agreement, covenant, representation, warranty, or other obligation of Company made or incurred under or pursuant to the Merger Agreement or any document delivered pursuant thereto.

         Section 2.25. Un-bank Agreements. All agreements or arrangements between the Company and Un-bank Company LLP are on terms no less advantageous to the Company than could be secured from an unaffiliated third party in a transaction negotiated at arm's-length. The Company has made no material payments to Un-bank Company LLP or any of its principals or members in connection with or arising from any business between the Company and Un-bank Company LLP.

         Section 2.26. No Undisclosed Liabilities. There exists no basis for assertion against the Company (or any Party whom the Company would be required to indemnify) and the Company has no liability for any claim against the Company or any of its Affiliates in connection with the business of the Company and any of its Subsidiaries conducted prior to the Closing Date (including claims for injury, property or economic damage or any product or strict liability claim arising from the design, sale or distribution of or exposure to any product or component thereof or the provision of any service by the Company or any Subsidiary), other than claims specifically identified in the Merger Agreement.

         Section 2.27. Absence of Other Claims. There exists no basis for assertion against the Company (or any party whom the Company would be required to indemnify) and the Company has no liability for any claim of the type described in Sections 10.1(c), (d), (e), (f), (g), (i) or (k) of the Merger Agreement.

         Section 2.28. No Violations of Environmental Law. The Company has not violated and will have no liability under any Environmental Law (including remediation expenses), including any such liability arising out of the conduct of the Company or any of its Subsidiaries prior to the Closing Date which is imposed upon Parent or the Surviving Corporation; whether or not disclosed or required to be disclosed on the Company Disclosure Schedule. There will be no presence of any real property owned, used or leased by the Company or in the improvements thereon at or prior to the Closing Date, including without limitation on the soil, sub-soil and groundwater, of "hazardous substances," "hazardous waste," "hazardous constituents" and "solid waste" (as those terms are defined in any applicable U.S. federal, state or local or foreign statute, regulation, ordinance or requirement of any kind) in any quantity.

         Section 2.29. No Tax Liabilities. The Company does not have any liabilities for Taxes of others, including, but not limited to the Company or any Affiliate (for example, by reason of transferee liability or application of Treas. Reg. Section 1.1502-6), damage or Indemnified Loss payable with respect to Taxes claimed or assessed against the Company (a) for any taxable period ending on or before the Effective Time or as a result of transactions contemplated under the Merger Agreement (including any Section 338(h)(10) election) or (b) for any taxable period as a result of a breach of any of the representations or warranties contained in Section 4.19 of the Merger Agreement.

         Section 2.30. No Criminal Conduct. To the knowledge of Dachis, neither the Company or any of its Subsidiaries have engaged in any criminal misconduct, whether or not disclosed or required to be disclosed on the Company Disclosure Schedule.

         Section 2.31. No Violations of Other Agreement. There has been, and as of the Effective Time, there will be no breach of any agreement, covenant, representation, warranty or other obligation by Dachis under the Irrevocable Proxy Agreement, the Affiliate Agreement, the Escrow Agreement or this Agreement.

         Section 2.32. No Vendor Liabilities. There are and as of the Effective Time there will be no losses arising out of any joint liability due to affiliations, partnerships, joint ventures, associations or other similar business arrangements, whether by contract or operation of law in which Company or Dachis participated prior to the Closing Date.

         Section 2.33. Advisors and Investment Bankers. Except for the Company's investment banking firm, Ladenburg Thalmann & Co. Inc., whose advisory fee arrangement has been disclosed to Parent prior to the date hereof, no broker, advisor, finder or investment banker is entitled to any brokerage, advisor's, finder's or other fee or commission in connection with the Merger or the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of the Company.

         Section 2.34. Complete Disclosure. Neither the Merger Agreement, the Stock Option Agreement, the Irrevocable Proxy Agreement, the Escrow Agreement or this Agreement, nor any of the certificates or documents required to be delivered by Company and/or Dachis to Parent under the Merger Agreement as a condition to closing, taken together, contains a statement of a material fact that is untrue in any material respect, or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading in any material respect.

         Section 2.35. Complete Performance. To the best knowledge of Dachis, the Company has performed and as of the Effective Time shall have performed, in all material respects, all agreements and obligations of the Company contained in the Merger Agreement and the Stock Option Agreement required to be performed by them on or prior to the Effective Time.

                                  ARTICLE III.

                               CERTAIN AGREEMENTS

         Section 3.1. Agreement to Cooperate. (a) Subject to the terms and conditions provided in this Agreement and Applicable Law, Dachis shall use all reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by the Merger Agreement, including causing the Company to use its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters (including, but not limited to, required approvals under applicable Minnesota state laws and regulations), to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

                  (b) In connection with any filings under the HSR Act, (i) in the event that Dachis determines that a filing by Dachis (as an acquiring person) under the HSR Act is necessary, Dachis shall promptly make all such necessary filings at his sole expense, or (ii) in the event that Dachis determines that such a filing by Dachis under the HSR Act is not necessary, Dachis shall represent and warrant to Parent in writing in a form reasonably satisfactory to Parent at the Closing Date that no filing is required under Title II of the HSR Act with respect to Dachis' acquisition of shares of Parent Common Stock in connection with the Merger and shall provide an opinion from Fredrikson & Byron, P.A., counsel to Dachis stating that Dachis was not and is not required to file under Title II of the HSR Act with respect to the shares of Parent Common Stock to be acquired by Dachis in the Merger.

         Section 3.2. Confidentiality. Unless (a) otherwise expressly provided in this Agreement, (b) required by Applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD,
(c) necessary to secure any required Consents as to which the other party has been advised, or (d) consented to in writing by Parent, any information or documents furnished in connection herewith shall be kept strictly confidential by Dachis and his agents and assigns. Prior to any disclosure pursuant to the preceding sentence, Dachis' shall consult with Parent regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by Applicable Law. In the event the Merger is not consummated, Dachis shall return to Parent any documents furnished by the other and all copies thereof any of them may have made (or destroy all such documents and certify as to the complete destruction of such documents) and will hold in absolute confidence any information obtained from Parent except to the extent
(i) Dachis is required to disclose such information by Applicable Law or such disclosure is necessary in connection with the pursuit or defense of a claim,
(ii) such information was known by Dachis prior to such disclosure or was thereafter developed or obtained by Dachis independent of such disclosure, or
(iii) such information is or becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, Dachis shall so notify Parent which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

         Section 3.3. Tax Treatment. Dachis will use his reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(B) of the Code and Dachis shall not knowingly take any action or knowingly fail to take such action that would jeopardize the treatment of the Merger as a tax-free reorganization.

         Section 3.4. Pooling. From and after the date hereof, Dachis shall not knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a pooling of interests for accounting, reporting and tax purposes.

         Section 3.5. Affiliates Agreements. Dachis shall enter into, and Dachis shall use his best efforts to ensure that each person who is or may be an "affiliate" of Company within the meaning of Rule 145 promulgated under the Securities Act including the Trust, shall enter into the Affiliate Agreements.

         Section 3.6. Comply With Merger Agreement. Dachis shall use best efforts to cause the Company and its Subsidiaries to comply with the terms and conditions of the Merger Agreement and the Stock Option Agreement.

         Section 3.7. Delivery of Certificate of Adequate Documentation. On or before the date which is eleven (11) months from the date hereof, Dachis shall cause Parent and Surviving Corporation to receive from Cambridge Technology or another software consultant reasonably acceptable to Parent and Dachis ("Consultant") a certificate in form and substance reasonably satisfactory to Parent, to the effect that documentation has been prepared and appropriate procedures are in place to allow the Company's software and systems existing as of the Effective Time to be used and modified in the ordinary course of business and without undue expense by any third party that is reasonably knowledgeable regarding systems and software of a similar nature ("Certificate of Adequate Documentation"). Parent will promptly cause Consultant to provide to the Company and Dachis a complete written list of the documents and procedures which, if completed, will cause Consultant to issue such a certificate.

         Section 3.8. Continuation of Indemnities: No Circular Indemnities. The right to indemnification, if any, from the Company of Dachis as an officer or director of the Company pursuant to the Company Charter Documents or under any Applicable Law, shall survive the Effective Date; provided, however, that subject to Applicable Law, (a) no indemnification shall be available to Dachis from the Company, Parent, the Surviving Corporation or Acquisition Sub for any claim or matter for which any Indemnified Party would be entitled to receive indemnification under Article V of this Agreement, and (b) no indemnification shall be available to Dachis for any claim or matter if, with regard to the subject matter thereof, the Company, the Parent, the Surviving Corporation or the Acquisition Sub prevails upon a claim (at law or in equity) against that officer or director. For purposes of the foregoing, the Company, the Parent, the Surviving Corporation or the Acquisition Sub, as the case may be, shall be considered to have "prevailed upon a claim" only if: (x) a final order resolving such claim in favor of the Company, the Parent, the Surviving Corporation or the Acquisition Sub, as the case may be, shall be issued by a court, administrative body or other tribunal of competent jurisdiction, unless such final order is subsequently overturned on appeal; or (y) Dachis enters into an agreement with the Company, the Parent, the Surviving Corporation or the Acquisition Sub, as the case may be, for the purpose of resolving such claim and therein agrees that the Company, the Parent, the Surviving Corporation or the Acquisition Sub, as the case may be, has prevailed upon such claim for purposes of this Section 3.8. Notwithstanding the foregoing, Dachis may pursue such rights as he may have under the insurance policy described in Section 7.12 of the Merger Agreement.

                                   ARTICLE IV.

                        TERMINATION, AMENDMENT AND WAIVER

         Section 4.1. Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after approval of the Merger by the Shareholders of the Company or the Acquisition Sub:

                  (a) by mutual written consent of Parent and Dachis;

                  (b) by Parent upon termination of the Merger Agreement by Parent in accordance with the terms of Article 9 of the Merger Agreement; and/or

                  (c) by Dachis upon termination of the Merger Agreement by the Company in accordance with the terms of Article 9 of the Merger Agreement.

         Section 4.2. Effect of Termination or Abandonment. Nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement, the Affiliate Agreements, the Merger Agreement, the Stock Option Agreement or the Irrevocable Proxy Agreement prior to termination.

                                   ARTICLE V.

                                 INDEMNIFICATION

         Section 5.1. Indemnification. Dachis (the "Indemnifying Party") shall indemnify, defend and hold harmless Parent, Acquisition Sub, Surviving Corporation, any corporation affiliated with Parent, and any director, officer, stockholder, employee or agent of any of them (each, an "Indemnified Party") from and against all Indemnified Loss which may be sustained, suffered or incurred by an Indemnified Party to the extent resulting or arising in any way from (regardless of any investigation or inquiry by the Parent at any time, provided, that an Indemnified Party shall not be entitled to indemnification under this Agreement with respect to the breach of any representation or warranty of Dachis, if the Parent had Actual Knowledge of the existence and scope of such breach):

                  (a) The breach of any agreement, covenant, representation, warranty, or other obligation of Dachis made or incurred under or pursuant to this Agreement, the Irrevocable Proxy Agreement, the Escrow Agreement, the Affiliate Agreement or any other agreement or document delivered pursuant thereto or in connection herewith; and/or

                  (b) The liability of the Company, the Surviving Corporation or any of its Subsidiaries for its own Taxes or its liability, if any, for Taxes of others, but not limited to the Company or any Affiliate (for example, by reason of transferee liability or application of Treas. Reg. Section 1.1502-6), damage or Indemnified Losses payable with respect to Taxes claimed or assessed against the Company (i) for any taxable period ending on or before the Effective Time or as a result of the Merger and the other transactions contemplated therein (including any Section 338(h)(10) election) or (ii) for any taxable period resulting from a breach of any of the representations or warranties contained in
Section 4.19 of the Merger Agreement.

         Section 5.2. Participation in Litigation. In the event any suit or other proceeding is initiated against an Indemnified Party with respect to which Parent alleges Dachis is or may be obligated to indemnify an Indemnified Party hereunder, Dachis shall be entitled to participate in such suit or proceeding, at its expense and by counsel of its choosing, provided that (a) such counsel is reasonably satisfactory to Parent, and (b) Parent shall retain primary control over such suit or proceeding. Such counsel shall be afforded access to all information pertinent to the suit or proceeding in question. Parent shall not settle or otherwise compromise any such suit or proceeding without the prior written consent of Dachis, which consent shall not be unreasonably withheld or delayed, if the effect of such settlement or compromise would be to impose liability on Dachis hereunder.

         Section 5.3. Claims Procedure. In the event from time to time Parent believes that it or any other Indemnified Party has or will suffer any Indemnified Loss for which Dachis is obligated to indemnify it hereunder ("Indemnified Event"), it shall promptly notify Dachis in writing of the matter, specifying therein the reason why Parent believes that Dachis is or will be obligated to indemnify, the amount, if liquidated, to be indemnified, and the basis on which Parent has calculated such amount; if not yet liquidated, the notice shall so state. The failure of the Indemnified Party to give such notification shall not affect the indemnification provided in this Agreement. The Indemnified Party need not seek, and has sole and unfettered discretion in seeking, indemnification from any other Person (including, without limitation, the Company or the Surviving Corporation) before or while seeking indemnification from the Indemnifying Party in accordance with the terms of this Agreement, and nothing herein shall create a duty to seek indemnification from any other Person. An Indemnified Party may not seek indemnification under this
Article V for any amounts that the Indemnified Party has actually received under any insurance policy, unless such recovery is sought pursuant to the subrogation rights of the insurer. Any Indemnified Party may in its sole and exclusive discretion determine whether or not it will seek insurance payments/coverage under such policy. The Indemnified Party shall retain sole and unfettered discretion to submit a claim seeking coverage under a policy of insurance and nothing herein shall create a duty to submit any such claim.

         Section 5.4. Payment of Indemnified Losses. (a) Dachis shall pay all Indemnified Loss of any Indemnified Party within ten (10) days of receipt of notice from that Indemnified Party of an Indemnified Loss in accordance with
Section 5.7, unless Dachis has given a notice of dispute of the Indemnified Loss to the Indemnified Party and the Escrow Agent, in which case the claim for Indemnified Loss shall be subject to resolution in accordance with the provisions of Article VI of this Agreement. In the event any payment for an Indemnified Loss is made after the tenth day, it shall bear interest from (and including) the date due (but excluding the date of payment), at an interest rate equal to five percent (5%) above the Prime Rate in effect on the date such payment became due, but in no event to exceed the maximum interest rate permitted under Applicable Laws; provided, however, that no such payment shall be due so long as it is the subject of a bona fide, reasonable contest or so long as the delay is solely due to the administrative timing requirements of making a distribution of the Escrowed Consideration in accordance with the terms of the Escrow Agreement.

                  (b) Dachis may at any time during the Escrow Term elect to sell any of the Escrowed Shares and notify Escrow Agent of his election to sell such shares in accordance with the terms of the Escrow Agreement, provided, that the proceeds from the sale of any such shares (together with any interest accrued thereon) shall remain in escrow as part of the Escrowed Consideration and distributed in accordance with Section 5.7 and the Escrow Agreement.

         Section 5.5. Limitations on Indemnity. (a) Notwithstanding anything to the contrary herein (except as set forth in Section 5.5(c) and Section 5.6), Dachis shall have no obligation to indemnify any Indemnified Party from, against or in respect of any Indemnified Loss unless the aggregate of all Indemnified Losses incurred by all Indemnified Parties exceeds $500,000, in which case Dachis shall be required to indemnify such Indemnified Parties for the full amount of their losses, without deduction.

                  (b) Notwithstanding anything to the contrary contained in this Agreement (except as set forth in Section 5.5(c)), in the Merger Agreement or Escrow Agreement, the obligations of Dachis to all Indemnified Parties for any and all Indemnified Loss shall not in any event exceed, in the aggregate, Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Maximum Indemnification Amount"), provided, however, that the Maximum Indemnification Amount shall not apply to any claim of indemnification based upon (i) Section 5.6 of this Agreement; (ii) a breach or inaccuracy of Section 2.20 (Taxes and Returns) of this Agreement; (iii) a breach of Dachis' Employment Agreement; or (iv) a breach of Dachis' Affiliate Agreement; and, provided further, that the Maximum Indemnification Amount shall not apply to, and nothing in this Agreement shall limit, the liability of Dachis to any Indemnified Party for any claim asserted at law or in equity for fraud, intentional or willful misrepresentation or other willful misconduct or any claim based upon any federal or state securities laws or regulations.

                  (c) None of the limitations in this Section 5.5 shall apply to any matter giving rise to a claim which, the delay or the discovery of which, is the consequence of fraud or willful misconduct by Dachis.

         Section 5.6. Special Indemnification. (a) In the event that a Certificate of Adequate Documentation is not provided to Parent and Surviving Corporation in accordance with Section 3.7 on or before the date which is eleven (11) months from the date hereof, Dachis shall promptly, but in no event later than two Business Days after the date which is eleven (11) months from the date hereof, pay to Surviving Corporation $500,000 ("Software Fee") in accordance with Section 5.7, to defray any expenses that the Surviving Corporation or the Parent may incur to produce the necessary documentation and install appropriate procedures for the Surviving Corporation's software and systems and certain losses incurred in connection with the absence of appropriate documentation and procedures. Payment of such Software Fee shall not operate to reduce the amount available to any Indemnified Party pursuant to the indemnification provision of Sections 5.4 or 5.5.

         Section 5.7. Manner of Payment. In order to preserve the "pooling of interests" treatment for the Merger as anticipated by the Merger Agreement, all Indemnified Losses (whether to be paid pursuant to agreement by Dachis and the Parent or pursuant to an Award in accordance with Article VI) and the Software Fee to be paid pursuant to Section 5.6 shall be payable in the following order and manner and in the event that Escrowed Consideration is to be disbursed, the parties hereto should instruct the Escrow Agent in accordance with this Section:

                  (a) first, if a sufficient number of Escrowed Shares are available to satisfy the Indemnified Loss or the Software Fee, as applicable, through the surrender to Parent for cancellation of that number of Certificates representing Parent Common Stock equal to (x) the total amount of the Indemnified Loss or the Software Fee divided by (y) the Viad Price, regardless of the fair market value of the Parent Common Stock on the date of payment;

                  (b) second, if a sufficient number of Escrowed Shares are not available, but sufficient Escrowed Consideration from the sale of such Escrowed Shares is available to satisfy the Indemnified Loss or the Software Fee, as applicable, through the distribution to Parent of such Escrowed Consideration in lieu of such Escrowed Shares equal to the product of (A) the balance of the total amount of the Indemnified Loss or the Software Fee, as applicable, not paid with Escrowed Shares divided by the Viad Price, by (B) the price per share at which the Parent Common Stock (net of commissions) was sold by Dachis or the Escrow Agent, together with any interest accrued on the proceeds of any sale;

                  (c) third, if a sufficient number of Escrowed Shares or adequate Escrowed Consideration to satisfy the Indemnified Loss or the Software Fee, as applicable, is not available, and Dachis is the beneficial owner of any shares of Parent Common Stock, with the surrender for cancellation of certificates representing that number of shares of Parent Common Stock held by Dachis equal to the balance of the total amount of the Indemnified Loss or the Software Fee, as applicable, not paid with Escrowed Consideration, calculating the number of shares in accordance with Section 5.7(a); and

                  (d) fourth, if adequate Escrowed Consideration to satisfy the Indemnified Loss or the Software Fee, as applicable, is not available and Dachis is not the beneficial owner of a sufficient number of shares of Parent Common Stock to satisfy the Indemnified Loss or the Software Fee, as applicable, through the payment of cash by wire transfer of immediately available funds to an account designated by Parent of an amount equal to the balance of the Indemnified Loss or the Software Fee, as applicable, not paid with Escrowed Consideration or with shares of Parent Common Stock.

                                   ARTICLE VI.

                               DISPUTE RESOLUTION

         Section 6.1. Representatives. (a) Subject to Section 6.1(b), if any dispute arises under or relates to this Agreement, at the written request of either party each party will appoint a designated representative (the "Representative") to meet for the purpose of resolving the dispute. The Representatives will meet at a mutually agreeable place within 10 days after either party makes a written request to the other for such a meeting. The Representatives will honor reasonable requests to exchange information related to the dispute and will make an effort to negotiate a resolution to the dispute. Negotiations shall continue until the dispute is resolved or until either party informs the other in writing that negotiations will not result in a mutually acceptable resolution and a mediator should be appointed.

                  (b) The parties hereto agree that the circumstances in which disputes between them will not be subject to the provisions of this Article VI is where (i) there is an alleged breach of any provision of this Agreement relating to Intellectual Property, confidentiality or nondisclosure, or (ii) a party makes a good faith determination that a breach of the terms of this Agreement by the other party is such that irreparable harm to such party may result from the breach such that equitable or other relief in the form of a temporary restraining order or other immediate injunctive relief is the only adequate remedy, or (iii) the determination of the satisfaction of the conditions to the obligations of Parent and Acquisition Sub as set forth in
Section 8.3 of the Merger Agreement. The question of damages, if any, incurred by such party as a result of such breach will be resolved pursuant to the dispute resolution procedures set forth in this Article VI.

         Section 6.2. Mediation. In the event that the dispute is not resolved under Section 6.1, the dispute shall be submitted to nonbinding mediation (the "Mediation"). The parties shall appoint a mutually agreeable neutral mediator (the "Mediator"). If the parties are unable to agree on a Mediator within 10 days after the mediation is requested, either party may refer the matter to the office of the AAA for the limited purpose of having AAA provide a panel of seven names from which the parties will select a Mediator. If the parties are unable to agree on a person on the panel, the parties shall alternately strike names from the panel until one name is left on the panel. A coin toss will determine which party is entitled to strike the first name. Except as otherwise provided in this Agreement or as the parties may agree otherwise at the time of the Mediation, the Mediation shall be conducted pursuant to the Commercial Mediation Rules of the AAA, as amended from time to time. The Mediation shall be conducted within 30 days after the appointment of the Mediator. The parties shall share equally the cost of the Mediation, including, but not limited to, fees of the Mediator, the cost, if any, of obtaining a location for the Mediation and any filing fee. If during the Mediation the parties reach a settlement of all or any of their disputes they shall reduce the settlement to the form of a written settlement agreement which shall be binding upon the parties. The Mediation may be terminated only after both parties have participated in the Mediation and are unable to agree on a settlement. Mediation discussions or opinions of the Mediator are confidential and may not be relied upon, referred to or introduced as evidence in any subsequent arbitration or other proceeding.

         Section 6.3. Arbitration. In the event the dispute is not resolved under Section 6.2, the parties agree that the dispute shall be resolved by a private arbitration conducted by an arbitrator (the "Arbitrator"). Within 10 days after the termination of such negotiations pursuant to Section 6.2, the parties shall agree upon one arbitrator, selected from a permanent panel of no fewer than fifteen names agreed upon by the parties (the "Permanent Panel"). The parties shall select the arbitrator from the Permanent Panel by alternately striking names until only one name remains on the Permanent Panel. A toss of a coin will determine which party is to strike the first name. Neither party may choose as its arbitrator the person who was its Representative under
Section 6.2 of this Agreement or any person who participated in the Mediation or any person who is an officer, director or employee of either party or any affiliated entity of either party, or a person who has a direct or indirect personal or financial interest in the outcome of the arbitration.

                  (b) The Arbitrator shall set a hearing date for an arbitration (the "Hearing") within 90 days from the date the Arbitrator is selected, unless otherwise agreed by the parties, or unless otherwise ordered by the Arbitrator at the request of either party.

                  (c) Unless otherwise agreed, within 15 days before the Hearing each party shall submit to the Arbitrator with a copy to the other party a list of all witnesses and exhibits which it intends to present at the Hearing.

                  (d) No later than 10 days before the scheduled Hearing, each party shall provide to the Arbitrator a short (not to exceed five single-spaced pages or such other page limit as the Arbitrator permits) a statement of its position with regard to the dispute.

                  (e) At the Hearing, each party shall, unless it waives the opportunity, make an oral opening statement, and an oral closing statement.

                  (f) The Arbitrator shall not be strictly bound by rules of procedure or rules of evidence, but shall use the Federal Rules of Evidence as a guideline in conducting the Hearing.

                  (g) When testimony is complete and each party has introduced its exhibits, subject to the provisions of this Agreement, and each party has made a closing statement pursuant the provisions of this Agreement or waived the opportunity to do so, the Arbitrator shall declare the Hearing closed; provided, however, the parties may submit post-hearing briefs pursuant to an agreed upon schedule or one formulated by the Arbitrator.

                  (h) The Hearing shall be held at a location agreed upon by the parties and convenient for the Arbitrator, or if the parties cannot agree upon a location, at a location designated by the Arbitrator.

                  (i) The Hearing shall be conducted in private. Attendance at the Hearing shall be limited to the following: (i) the Arbitrator; (ii) representatives of each party; (iii) each party's attorneys and attorneys' assistants or advisors, if any, including expert witnesses, if any; (iv) a court reporter if requested by either party; and (v) any witnesses. The Arbitrator may sequester witnesses upon the motion of a party.

                  (j) Within 30 days of the close of the Hearing or submission of the post-hearing briefs, the Arbitrator shall issue a written opinion and award (the "Award"), based on evidence, arguments and post-hearing briefs, if any. The Award shall be a decision of the Arbitrator, shall resolve the parties' dispute, and shall be final and binding on the parties. The fact that an opinion is issued does not enlarge or restrict the authority of a court provided in the Arbitration Act to review the arbitration proceedings or the Award. The Arbitrator shall have the Award delivered to each Party.

                  (k) Except as otherwise provided in this Agreement, there shall be no ex parte communication regarding the subject matter of the Hearing between a party or its attorneys and the Arbitrator from the time the Arbitrator is appointed until after the parties receive the Award.

                  (l) The parties may agree to submit the dispute to the Arbitrator without a Hearing, in which event the Arbitrator will render and deliver to the parties a written opinion and Award within 30 days of being notified that the parties waive the Hearing.

                  (m) Notwithstanding any other provision of this Agreement, the Arbitrator shall have no power to delete from, add to, nor modify the terms of this Agreement, and may not award any remedy which effectively conflicts directly or indirectly with any provision of this Agreement.

                  (n) The arbitration shall be governed by the laws of the State of Minnesota, including without limitation the provisions of the Minnesota Uniform Arbitration Act, except as otherwise provided in this Agreement.

                  (o) The parties shall share equally the costs and expenses of the arbitration, including, but not limited to, filing fees, fees of the arbitrators and costs, if any, of obtaining a location for the arbitration. Each party shall bear its own witness and expert fees, and copying and travel expenses. Each party shall bear its own attorney fees relating to the dispute.

                                  ARTICLE VII.

                               GENERAL PROVISIONS

         Section 7.1. Definitions. Capitalized terms used in this Agreement without definition herein shall have the meaning set forth in the Merger Agreement.

         Section 7.2. Amendment and Modification. To the extent permitted by Applicable Law, this Agreement may be amended, modified or supplemented only by a written agreement between Dachis and Parent.

         Section 7.3. Waiver. Any failure of Dachis or Parent to comply with any obligation, covenant, agreement or condition herein may be waived by Parent, or Dachis on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.3.

         Section 7.4. Survival. (a) Subject to Section 7.4(b), the representations, warranties, covenants and agreements of Dachis contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the Closing.

                  (b) Subject to Section 5.5(c), the representations and warranties of Dachis set forth in this Agreement shall survive for a period of one year following the Closing Date, except for the representations and warranties relating to the non-filing of any Tax Returns or the non-payment of any Taxes to any Governmental Authority, in which case, such representations and warranties shall survive until the expiration of the applicable statute of limitations.

         Section 7.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice).

                  (a)      If to Acquisition Sub or Parent, to:

                           Viad Corp
                           1850 North Central Avenue
                           Phoenix, Arizona  85077
                           Attn:  Peter Novak, Esq.
                           Telephone:  (602) 207-5913
                           Facsimile:  (602) 207-5480

                           with a copy to:

                           Travelers Express Company, Inc.
                           1550 Utica Avenue South, Mail Stop 8060
                           Minneapolis, Minnesota  55416
                           Attn:  Michael Berry
                           Telephone:  (612) 591-3820
                           Facsimile:  (612) 591-3870

                           and to:

                           Bryan Cave LLP
                           2800 North Central Avenue
                           Phoenix, Arizona  85253
                           Attn:  Frank M. Placenti, Esq.
                           Telephone:  (602) 280-8451
                           Facsimile:  (602) 266-5938

                  (b)      If to Dachis, to:

                           Game Financial Corporation
                           13705 First Avenue North
                           Minneapolis, Minn.  55441
                           Attn:  Gary A. Dachis
                           Telephone:  (612) 404-6580
                           Facsimile:  (612) 476-8051

                           with a copy to:

                           Ravich, Meyer, Wilson, Kirkman, McGrath & Nauman, PA 4545 IDS Center
                           Minneapolis, Minn.  55402
                           Attn:  Paul H. Ravich, Esq.
                           Telephone:  (612) 332-8511
                           Facsimile:  (612) 332-8302
                           and to:

                           Fredrikson & Byron, P.A.
                           1100 International Centre
                           900 Second Avenue South
                           Minneapolis, Minn.  55402-3397
                           Attn: Howard G. Stacker, Esq.
                           Telephone:  (612) 347-7000
                           Facsimile:  (612) 347-7072

         Section 7.6. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto, except that Parent may assign to any other direct subsidiary of Parent, including Travelers Express Company, Inc. and Surviving Corporation, any and all rights, interests and obligations of Parent under this Agreement.

         Section 7.7. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

         Section 7.8. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Minnesota.

         Section 7.9. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 7.10. Entire Agreement. This Agreement and the documents or instruments referred to herein including, but not limited to, the Merger Agreement, the Employment Agreement between Dachis and the Company, the Irrevocable Proxy Agreement, the Escrow Agreement and the Stock Option Agreement and their respective Exhibits and Schedules, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained thereof. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         Section 7.11. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

         Section 7.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

         Section 7.13. Disclosure Schedules. Dachis and Parent acknowledge that the Schedules to this Agreement and the Company Disclosure Schedule (a) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (b) are qualified in their entirety by reference to specific provisions of this Agreement, (c) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to Company or Parent, as the case may be, except to the extent required by this Agreement, and (d) disclosure of the information contained in one section of the Company or Parent Disclosure Schedule shall not be deemed as proper disclosure for all sections of Company or Parent Disclosure Schedule, as the case may be, unless specific cross-reference citations are made.

         Section 7.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 7.15. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the Surviving Corporation (which is hereby declared to be a third party beneficiary of this Agreement) and nothing in this Agreement or on any instrument or document executed by any party in connection with the transactions contemplated hereby, express or implied, is intended to confer upon any other person other than the Surviving Corporation any rights or remedies of any nature whatsoever under this Agreement.

                           [Intentionally left blank.]

                  IN WITNESS WHEREOF, Parent and Dachis have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                       VIAD CORP
                                       A Delaware Corporation


                                       By: /s/ Philip W. Milne
                                          -------------------------------------
                                          Name:  Philip W. Milne
                                          Title: President and CEO of
                                                 Travelers Express Company, Inc.



                                       /s/ Gary A. Dachis
                                       -------------------------------------
                                       Gary A. Dachis


ACKNOWLEDGED AND ACCEPTED:

GAME FINANCIAL CORPORATION


By: /s/ Gary A. Dachis
   -----------------------------------
   Gary A. Dachis

Its: President
    ----------------------------------

                                    EXHIBIT A

                            FORM OF ESCROW AGREEMENT